Exhibit 4.19

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of January 1, 2003 by and among EnCana Corporation, a corporation duly organized and existing under the laws of Canada (the “Amalgamated Company”), having its principal office at 1800, 855 2nd Street S.W., Calgary, Alberta T2P 2S5, and The Bank of Nova Scotia Trust Company of New York, as trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, PanCanadian Petroleum Limited (“PanCanadian”) and the Trustee entered into an indenture, dated as of November 5, 2001 (the “Indenture”), under which PanCanadian may issue from time to time unsecured debentures, notes or other evidences of indebtedness in an unlimited aggregate principal amount issuable in one or more series as provided therein and pursuant to which PanCanadian’s 6.3% Notes due 2011 and 7.2% Notes due 2031 (collectively, the “Securities”) were issued;

WHEREAS, PanCanadian Energy Corporation assumed the obligations of PanCanadian under the Indenture pursuant to the First Supplemental Indenture, dated as of January 1, 2002, by and between PanCanadian Energy Corporation and the Trustee;

WHEREAS, PanCanadian Energy Corporation completed a transaction with Alberta Energy Company Ltd. (“AEC”) under which PanCanadian Energy Corporation indirectly acquired all of the outstanding common shares of AEC and changed its name from PanCanadian Energy Corporation to EnCana Corporation (“EnCana”);

WHEREAS, Section 801(1) of the Indenture provides, in part, that EnCana may amalgamate with another corporation so long as the successor company shall expressly assume by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, or shall assume by operation of law, EnCana’s obligations under the Securities and the Indenture;

WHEREAS, effective January 1, 2003, EnCana has amalgamated with AEC and EnCana Midstream Limited, each a wholly-owned subsidiary of EnCana, to form the Amalgamated Company, and the Amalgamated Company has assumed by operation of law EnCana’s obligation for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and the performance and observance of every covenant of this Indenture on the part of EnCana to be performed or observed;

WHEREAS, Section 901(1) of the Indenture provides for the entering into of a supplemental indenture to evidence, among other things, the succession of another Person to EnCana and the assumption by any such successor of the covenants of EnCana contained in the Indenture and in the Securities;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Amalgamated Company in accordance with its terms have been done.

The parties hereto agree as follows:

1. Definitions. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

2. Effect. This Supplemental Indenture shall become effective upon its execution and delivery by the parties hereto.

3. Succession to Indenture. The Amalgamated Company hereby succeeds to and is substituted for EnCana under the Indenture and the Securities, with the same effect as if the Amalgamated Company had been a party to the Indenture. The Amalgamated Company agrees to comply with all applicable terms of the Indenture.

4. Assumption of Obligations and Covenants. The Amalgamated Company hereby assumes all obligations for the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and the performance and observance of every covenant of this Indenture on the part of EnCana to be performed or observed, and may exercise every right and power of EnCana under the Indenture and the Securities.

5. Responsibility of Trustee. The Trustee shall not be responsible for the validity as to the Amalgamated Company or sufficiency of this Supplemental Indenture or as to the due execution thereof by the Amalgamated Company or as to recitals of fact contained herein, all of which are made solely by the Amalgamated Company.

6. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

7. Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

8. Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Supplemental Indenture as of the date first above written.

EnCana Corporation

By:	/s/ Thomas G. Hinton
Name:	Thomas G. Hinton
Title:	Treasurer

By:	/s/ Kerry D. Dyte
Name:	Kerry D. Dyte
Title:	Corporate Secretary

The Bank of Nova Scotia Trust Company of New York, as Trustee

By:	/s/ Vanessa Mack
Name:	Vanessa Mack
Title:	Assistant Vice President

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